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                                                                    EXHIBIT 23.2

                  ACCOUNTANTS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors and Stockholders

Viatel, Inc. and Subsidiaries:

    The audits referred to in our report dated February 26, 1999, included the related consolidated financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                               /s/ KPMG LLP

New York, New York
July 14, 1999